FORM OF
SCHEDULE A
TO THE
DISTRIBUTION AGREEMENT
BETWEEN
KINETICS MUTUAL FUNDS, INC.
AND
KINETICS FUNDS DISTRIBUTOR, INC.

Pursuant to Section 1 of the Distribution Agreement between KINETICS MUTUAL FUNDS, INC. (the “Company”) and KINETICS FUNDS DISTRIBUTOR, INC. (“KFDI”), the Company hereby appoints KFDI as its agent to be the principal underwriter of the Company and the national distributor of the Shares with respect to its following series:

The Internet Fund
The Internet Emerging Growth Fund
The Paradigm Fund
The Medical Fund
The Small Cap Opportunities Fund
The Kinetics Government Money Market Fund
The Market Opportunities Fund
The Water Infrastructure Fund
The Multi-Disciplinary Fund

Dated:                      ___________________________________